EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SELECTICA ANNOUNCES MANAGEMENT CHANGE AND PROVIDES SECOND QUARTER GUIDANCE

SAN JOSE, Calif., September 8, 2003 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of Interactive Selling Systems (ISS) for e-Business, today announced that it has initiated a search for a new Chief Executive Officer to replace Dr. Sanjay Mittal, who is stepping down as Chairman and CEO of the Company for personal reasons. Dr. Mittal will serve as a consultant to the Company in the role of Chief Technical Advisor and retain his board membership. Stephen Bennion, the Company’s Chief Financial Officer, will also serve as interim Chief Executive Officer during the search for a new CEO. The executive search firm of Russell Reynolds Associates has been retained to identify potential CEO candidates for Selectica.

“Selectica has established itself as the premier provider of configuration, pricing and quoting solutions, and we are highly focused on driving our solutions deeper into the enterprise market,” said Mr. Bennion. “As such, the Company intends to fill the position of CEO with an executive that possesses the proven ability to drive effective sales and marketing efforts that can take Selectica to the next level. We have already made significant strides in rebuilding our sales force and placing more emphasis on sales and marketing efforts at all levels of the organization. We view the addition of a new CEO as an opportunity to significantly strengthen our management team and bring a level of sales and marketing expertise to the CEO position. With our superior technology, impressive client roster, and strong financial position, we believe the CEO position will be very attractive to a wide range of talented executives and we look forward to completing the search in a timely manner.

“We thank Dr. Mittal for his invaluable contributions in founding the Company, inventing its core technology, and guiding it over these years to its pre-eminent position in configuration, pricing and quoting. We are happy that he will continue to make some of his time available to assist the Company,” said Mr. Bennion.

Second Quarter Guidance

The Company reaffirmed its guidance for the quarter ended September 30, 2003. The Company still anticipates revenue to range between $9.5 million and $10.5 million, and a net loss ranging between $(0.08) and $(0.11) per share.

“The quarter is currently tracking according to our expectations,” said Mr. Bennion. “However, if we fail to close one specific transaction related to our health insurance vertical by the end of the quarter as planned, our revenue would fall approximately 10% below our guidance.”

Conference Call

The Company will conduct a conference call today at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss the management change.

Conference Call Information
Date:	Monday, September 8, 2003
Time:	11:00 a.m. EST / 8:00 a.m. PST

Dial-in Information Day of the Call
Domestic:	800-218-0530
Local:	303-262-2190
Conference ID:	Selectica

Replay of the call will be available through September 15, 2003
Domestic:	800-405-2236
Local:	303-590-3000
Pass code:	5467

The conference call will be webcasted live, and will be available to all parties on the investor relations web page of the Company’s web site (www.selectica.com).

About Selectica, Inc.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Aetna, Applied Bio Systems, Bell Canada, Blue Cross Blue Shield of Michigan, BMW of North America, British Telecom, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

Tony Rossi
Investor Relations
FRB | Weber Shandwick
(310) 407-6563
trossi@webershandwick.com